UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2015, Stratus Properties Inc. (“Stratus”) entered into an Amended and Restated Loan Agreement (the “Amended and Restated Loan Agreement”) by and between Stratus and certain of its wholly owned subsidiaries, Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc. and Overlook at Amarra, L.L.C. (collectively with Stratus, the “Borrowers”), as borrowers, and Comerica Bank (“Comerica”), as lender. The Amended and Restated Loan Agreement renews, extends, amends, modifies, increases and restates Stratus’ $48.0 million credit facility with Comerica, which was comprised of a $35.0 million revolving line of credit, $3.0 million for letters of credit and a $10.0 million construction loan, that was scheduled to mature on August 31, 2015.

The Amended and Restated Loan Agreement provides for a $72.5 million credit facility, divided into three tranches as follows: (1) a $45.0 million revolving line of credit evidenced by an amended and restated revolving promissory note, (2) $7.5 million for letters of credit evidenced by an amended and restated promissory note, and (3) a new $20.0 million term loan evidenced by an installment note (collectively, the “Notes”). Under the terms of the Notes, the interest rate applicable to amounts borrowed under each tranche is equal to an annual rate of LIBOR plus 4.0%, with a minimum interest rate of 6.0%. The credit facility will mature on August 31, 2017.

Proceeds from the revolving line of credit tranche shall be used to fund Stratus’ working capital needs, including land acquisitions; however, without prior approval from Comerica, individual land acquisitions shall not exceed $3.0 million and aggregate land transactions shall not exceed $10.0 million. Proceeds from the letter of credit tranche shall be used to fund governmental fiscal security postings required for development permits. Proceeds from the term loan tranche shall be used to fund a portion of Stratus’ pending buyout of Canyon-Johnson Urban Fund II, L.P.’s interest in the joint venture that owns the W Austin Hotel & Residences project.

The Amended and Restated Loan Agreement contains customary financial covenants, including a requirement that Stratus maintain at all times (1) a minimum total stockholders' equity balance of $110.0 million and (2) a maximum debt-to-tangible net worth ratio of 2.50 to 1.00. The Amended and Restated Loan Agreement also prohibits Stratus from purchasing, acquiring or redeeming any of its equity ownership interests; however, Stratus may repurchase up to $1.0 million of its outstanding common stock in the aggregate during the term of the loan.

Under the terms of the Amended and Restated Loan Agreement, to the extent that principal is then outstanding under the $20.0 million term loan note, Stratus shall make principal payments to Comerica as follows: (1) $8.0 million (which may be made in no more than two installments) on or before December 31, 2015; (2) after December 31, 2015, quarterly principal payments of $1.75 million at the end of each calendar quarter, commencing on March 31, 2016 and continuing on each June 30, September 30, December 31 and March 31 thereafter until and including June 30, 2017; and (3) a final principal payment of $1.5 million on August 31, 2017. In the event that Stratus makes any principal pre-payments to Comerica under the term loan note, such pre-payments of principal shall be applied to the outstanding principal of the term loan note in the inverse order of maturity. Any amounts borrowed and repaid under the term loan note will not be available for future advance to Stratus.

Repayments under the Amended and Restated Loan Agreement can be accelerated by Comerica upon the occurrence of certain customary events of default.

Stratus' obligations under the Amended and Restated Loan Agreement are secured by substantially all of Stratus' assets, except for properties that are encumbered by separate loan financing.

As of August 21, 2015, the principal balance outstanding under the revolving loan was $28.5 million. There were letters of credit totaling $2.4 million committed against the letter of credit tranche, and there were no outstanding balances on either the letter of credit tranche or the term loan as of that date.

The foregoing summary of the Amended and Restated Loan Agreement and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Amended and Restated Loan Agreement and the Notes, which are filed as exhibits hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report on Form 8-K are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
----------------------------------------
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date: August 26, 2015

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

10.1
Amended and Restated Loan Agreement by and between Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc., Overlook at Amarra, L.L.C. and Comerica Bank dated as of August 21, 2015.

10.2
Amended and Restated Revolving Promissory Note by and between Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc., Overlook at Amarra, L.L.C. and Comerica Bank dated as of August 21, 2015 ($45.0 million revolving line of credit).

10.3
Amended and Restated Promissory Note by and between Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc., Overlook at Amarra, L.L.C. and Comerica Bank dated as of August 21, 2015 ($7.5 million letters of credit).

10.4
Installment Note by and between Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc., Overlook at Amarra, L.L.C. and Comerica Bank dated as of August 21, 2015 ($20.0 million term loan).